Exhibit 4.2.2

Gas Prepayment and Sale Agreement

          International Resource Management Corporation

          NGC New Zealand Limited

GAS PREPAYMENT AND SALE AGREEMENT

TABLE OF CONTENTS

1	DEFINITIONS	1
1.1	Defined terms	1
1.2	Construction	4

2	PURPOSE	4

3	TERM	4

4	PREPAYMENT	4
4.1	Payment	4
4.2	Application of Prepayment	4

5	IRM’S OBLIGATIONS	5

6	NGC’S ENTITLEMENT TO GAS	5

7	DEED OF SECURITY	6
7.1	Grant of security interest	6

8	OWNERSHIP OF INTEREST IN PEP 38736 AND PEP 38738	6

9	WARRANTIES AND REPRESENTATIONS	7
9.1	Representations and Warranties	7
9.2	IRM’s Warranties	7

10	TERMINATION	8
10.1	Insolvency Events	8
10.2	NGC’s termination rights	8
10.3	Consequence of Termination	9

11	NGC MAY NOMINATE SUBSIDIARY OR RELATED COMPANY	9

12	MISCELLANEOUS PROVISIONS	9
12.1	Confidentiality	9
12.2	No Partnership	9
12.3	Amendments	9
12.4	Notices	9
12.5	No Assignment	10
12.6	Governing Law	10
12.7	Determination of unresolved terms	10
12.8	Counterparts	11

GAS PREPAYMENT AND SALE AGREEMENT

13	BOARD APPROVAL	11

FIRST SCHEDULE		13

GAS PREPAYMENT AND SALE AGREEMENT	1

Date: 4 February, 2004

PARTIES

International Resource Management Corporation a company incorporated and existing under the laws of Malaysia, registered with the Labuan Offshore Financial Services Authority, company number LL03556, whose registered office is at Level 14D, Financial Park, Labuan, Jalan Merdeka 8700 Labuan FT, Malaysia (IRM)

NGC New Zealand Limited at Wellington (NGC)

BACKGROUND

A

IRM carries on business in New Zealand as an oil and gas exploration company. Through a joint venture, IRM and the other Kahili JV Parties (as defined below) together hold 100% of the interest in PEP 38736, of which IRM holds a 25% interest. IRM, through another joint venture, together with the other Cheal JV Parties (as defined below) hold a 100% interest in PEP 38738, of which IRM holds a 33% interest.

B

NGC carries on, among other businesses, business as a gas wholesaler and has secured rights in relation to future gas from the Kahili Gas Field contained within PEP 38736 and wishes to secure rights to future gas from the Cheal Gas Field contained within PEP 38738.

C

It is intended that NGC provide IRM with cash funding to be applied against development of the Gas Fields, in return for the right to purchase IRM’s share of the Gas from, in the first instance, the Kahili Gas Field in accordance with the Kahili GSA, and in the second instance, from the Cheal Gas Field on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:

1	DEFINITIONS

1.1	Defined terms

In this Agreement, the following capitalised terms have the following meanings:

Agreement means this Gas Prepayment and Sale Agreement, as it may be amended from time to time;

Business Day means any day on which registered banks are open for business in Wellington, New Zealand;

GAS PREPAYMENT AND SALE AGREEMENT	2

Cheal Gas Field means the gas/condensate structure field located within PEP 38738 and currently accessed by the Cheal 1 and 2 wells and into which the Cheal 3 well is planned to be drilled;

Cheal GSA means a gas sale agreement to be negotiated, between NGC and the Cheal JV Parties in relation to Gas purchased from the Cheal Gas Field on substantially similar terms to the Kahili GSA, but excluding all references in relation to the construction of the pipeline and treatment facility unless otherwise expressly agreed in writing, as the same may be varied from time to time, provided however, that nothing in this Agreement shall prevent the parties from entering into the Cheal GSA on terms different to the Kahili GSA, including in relation to each party’s liability under the Cheal GSA;

Cheal JV Parties means each of Rata Energy Limited at Wellington, Cheal Petroleum Limited at Katikati, and IRM, as holders of PEP 38738;

Deed of Security means the deed of security to be entered into to secure the Prepayment to NGC in the form set out in the First Schedule, as the same may be varied from time to time;

Encumbrance includes any mortgage, charge, pledge, lien, assignment by way of security, financial lease, hypothecation, retention of title by vendor or other security or adverse interest of any kind;

Gas means IRM’s share of any and all natural gas and gas liquids, except for condensate and oil, extracted from the Gas Fields;

Gas Fields means each of the Cheal Gas Field and the Kahili Gas Field;

Gas Price has the meaning set out in the Kahili GSA;

GJ means a gigajoule of Gas;

GSAs means the Kahili GSA and the Cheal GSA;

Kahili GSA means the Gas Sale Agreement entered into, or to be entered into, between NGC and the Kahili JV Parties in relation to Gas purchased from the Kahili Gas Field, as the same may be varied from time to time;

Kahili 1B Wellhead means the wellhead located at Kahili 1B wellsite in the Kahili Gas Field;

Kahili 2 Wellhead means the wellhead located at the wellsite to be chosen in the area of PEP 38736 in the Kahili Gas Field;

GAS PREPAYMENT AND SALE AGREEMENT	3

Kahili Gas Field means the gas field located at Kahili, Taranaki, contained within PEP 38736;

Kahili JV Parties means each of Tap (New Zealand) Pty Limited at Australia, Millenium Oil and Gas Limited at Wellington, Indo-Pacific Energy (NZ) Limited at Wellington and IRM, as holders of the total interest in PEP 38736 unless otherwise specified or required by the context;

IRM Account means the bank account into which NGC will make payment to IRM;

Parties means each of the parties to this Agreement and includes their respective successors and permitted assigns;

PEP 38736 means the petroleum exploration permit number 38736 issued by the Ministry of Economic Development to IRM as to 25%, Tap (New Zealand) Pty Limited as to 30%, Millenium Oil and Gas Limited as to 25% and Indo-Pacific Energy (NZ) Limited as to 20%, as such percentages may be varied from time to time and includes any Petroleum Mining Permit issued in respect of the Kahili Gas Field in substitution for PEP 38736 and the joint venture operating agreement for PEP 38736;

PEP 38738 means the petroleum exploration permit number 38738 issued by the Ministry of Economic Development to IRM as to 33.5%, Rata Energy Limited as to 33% and Cheal Petroleum Limited as to 33.5%, as such percentages may be varied from time to time and includes any Petroleum Mining Permit issued in respect of the Cheal Gas Field in substitution for PEP 38738 and the joint venture operating agreement for PEP 38738;

Petroleum Exploration Permit means a valid petroleum exploration permit issued by the Ministry of Economic Development and any petroleum mining permit issued in substitution therefor;

PJ means a petajoule of Gas.

P90 means, in relation to the estimated proven recoverable reserves of a gas field, that there is a 90 per cent probability that those proven recoverable reserves will be exceeded, as that standard is applied by the operator of the relevant Gas Field acting as a Reasonable and Prudent Operator;

Prepayment means the sum of NZ$2.5 million (two million five hundred thousand New Zealand dollars) (plus GST, if any);

Reasonable and Prudent Operator means a person seeking in good faith to perform its contractual obligations and in so doing and in the general conduct of its undertakings, exercising that degree of skill, diligence, prudence, efficiency

GAS PREPAYMENT AND SALE AGREEMENT	4

and foresight which is equal to or better than that which would reasonably and ordinarily be expected from a skilled, efficient and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions;

1.2	Construction

In the construction of this Agreement, unless the context requires otherwise:

(a) references to clauses are to the clauses of this Agreement;

(b) references to monetary amounts are to New Zealand dollars;

(c) references to any New Zealand statute is to that statute as it may be amended or re-enacted;

(d) the singular includes the plural and vice versa.

2	PURPOSE

The purpose of this legally binding Agreement is to document the agreements between the Parties in relation to NGC providing IRM with a certain amount of up-front funding, NGC taking a security interest over IRM’s interests in PEP 38736 and PEP 38738 and IRM agreeing to sell to NGC Gas at the Purchase Price and otherwise on the terms and conditions set out in the GSAs and this Agreement.

3	TERM

This Agreement shall remain in force from the date of this Agreement, until terminated pursuant to clause 10.

4	PREPAYMENT

4.1	Payment

In consideration of IRM’s agreements as described in this Agreement, subject to the Kahili GSA having been entered into and executed by all relevant parties and upon presentation of a GST invoice, NGC shall pay IRM the Prepayment by deposit to the IRM Account.

4.2	Application of Prepayment

The Prepayment is to be applied towards meeting the development costs of the Cheal Gas Field and, following application to that purpose, costs associated with IRM’s other petroleum exploration and development activities in New Zealand, including but not limited to the drilling of additional targets in the PEP 38736, PEP 38738 and other licences in which IRM holds a working interest within New Zealand along with any seismic work, reprocessing of existing data geological and

GAS PREPAYMENT AND SALE AGREEMENT	5

geophysical work, “A & G” costs and any other costs directly associated in the exploration and development of the Permits.

5	IRM’S OBLIGATIONS

IRM shall:

	5.1	enter into, or shall have entered into, and execute the Kahili GSA and Deed of Security within five (5) days of signing this Agreement;

	5.2	as soon as reasonably practicable, drill further development wells at each of the Cheal Gas Field and the Kahili Gas Field and test the reserves of Gas contained in each of the Gas Fields;

5.3

consult and reasonably co-operate with NGC to agree the appropriate P90 estimate for each of the Cheal Gas Field and Kahili Gas Field including the provision of all relevant technical data and reports;

5.4

use its best endeavours (including as a joint venture participant) to maximise the amount of Gas that is recovered from the Gas Fields, within the limitations of also maximising production of other hydrocarbons (oil/condensate), managing the reservoir according to good oil and gas field practice, and maximising economic return from each of the Gas Fields, in accordance with its joint venture and statutory obligations; and

5.5

from time to time (and at least 6 monthly) give NGC notice of all discoveries of Gas to which IRM will or may have an entitlement from PEP 38736 and PEP 38738 or under any other New Zealand permit in which it has an interest, whether by way of joint venture or otherwise. Such notice will include details of any economically recoverable gas that becomes available for exploitation under any such permit. This notice will include information about amounts of gas available, quality of the gas and timing of availability.

6	NGC’S ENTITLEMENT TO GAS

In consideration for payment of the Prepayment:

	6.1	IRM grants NGC the exclusive right to purchase at the Gas Price from time to time any and all Gas to which IRM may become entitled under its interest in the Gas Fields;

6.2

IRM will apply the Prepayment in satisfaction of payments for Gas to be made by NGC under the Kahili GSA (without payment of any further GST) (but less an amount of payment for Gas in each month equivalent to the

GAS PREPAYMENT AND SALE AGREEMENT	6

portion payable by IRM of the Annual Fixed Fee (as such term is defined in the Kahili GSA) for that month) until such time as the total amount of such payments due from NGC under the Kahili GSA equates to the amount of the Prepayment, with monthly invoices rendered under the Kahili GSA effectively deducting an amount proportionate to IRM’s interest in the Kahili Gas Field.

6.3

To the extent that the total amount of the payments made under the Kahili GSA is less than the Prepayment, IRM will then apply the Prepayment in satisfaction of payments for Gas to be made by NGC under the Cheal GSA (without payment of any further GST) until such time as the total amount of such payments due from NGC under the Cheal GSA equates to the amount of the Prepayment, with monthly invoices rendered under the Cheal GSA effectively deducting an amount proportionate to IRM’s interest in the Cheal Gas Field.

7	DEED OF SECURITY

7.1	Grant of security interest

To secure IRM’s performance under this Agreement, IRM will grant to NGC in the form of the Deed of Security, for so long as NGC has been unable to access Gas to the full value of the Prepayment, a security interest registrable under the Personal Property Securities Act 1999 over its interest in the PEP 38736 and in the joint venture between the Kahili JV Parties and a security interest registrable under the Personal Property Securities Act 1999 over all of IRM’s right, title and interest in and to petroleum produced from the Cheal Gas Field to which IRM is entitled in accordance with PEP 38738 and the joint venture agreement between the Cheal JV Parties, and which is available to be delivered to or uplifted by IRM as its own property.

8	OWNERSHIP OF INTEREST IN PEP 38736 AND PEP 38738

Prior to IRM transferring its interest in either PEP 38736 or PEP 38738, either in full or in part, to any other party (the Other Party) IRM shall notify NGC of such proposed transfer and shall ensure that the Other Party enters into such deeds, agreements and arrangements as NGC may require, including in relation to the security interest and the GSAs, to ensure that the Other Party is required to, and is able to, perform any and all of IRM’s obligations owed to NGC in respect of the transferred interest and that NGC is in a position no worse than if such interest had never been transferred. IRM shall not be released from its obligations under this Agreement, the GSAs or the Deed of Security unless NGC reasonably considers that the Other Party is technically and financially capable of satisfying its obligations under such agreements. Any failure by IRM to comply with this clause shall result in the Deed of Security becoming immediately enforceable.

GAS PREPAYMENT AND SALE AGREEMENT	7

9	WARRANTIES AND REPRESENTATIONS

9.1	Representations and Warranties

Each of IRM and NGC hereby represents and warrants to each other that:

(a)

it has the legal right and full corporate power and authority to enter into, and to perform its obligations under, this Agreement, the GSAs and the Deed of Security and has obtained all necessary approvals and consents to enable it to do so;

(b) this Agreement has been properly authorised and executed by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms; and

(c)

its entry into and performance of this Agreement, the GSAs and the Deed of Security does not constitute a breach of any law, obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound.

9.2	IRM’s Warranties

IRM further represents and warrants to NGC on a continuing basis that:

(a) IRM is a company incorporated in Malaysia that holds valid interests in PEP 38736 and PEP 38738 and is a joint venture participant in respect of those permits;

(b)

it is the exclusive holder of that percentage of the interest in PEP 38736 and PEP 38738 as specified in the definition of PEP 38736 and PEP 38738, respectively, in clause 1.1, and that no other party has any right to control that interest;

(c) it has full power and authority to grant a valid and registrable security interest under the Deed of Security;

(d)

there are no Encumbrances over its interest in PEP 38736 and PEP 38738 other than that created by this Agreement and the Deed of Security and normal joint operating agreement authorities for expenditure from time to time to explore and maintain PEP 38736 and PEP 38738 are in good stead;

(e) it has and will maintain all permits, consents, authorisations and approvals necessary to perform its obligations under this Agreement, the GSAs and the Deed of Security.

GAS PREPAYMENT AND SALE AGREEMENT	8

10	TERMINATION

10.1	Insolvency Events

(a)	Either Party may terminate this Agreement if:

	(i)	a meeting has been convened or resolution proposed, or petition presented, and an order has been made, for the liquidation of the other party (Defaulting Party);

	(ii)	a voluntary arrangement has been proposed or reached with any creditor of the Defaulting Party;

	(iii)	a receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to the Defaulting Party; or

	(iv)	the Defaulting Party is aware of any circumstances which could reasonably be expected to give rise to any such event.

10.2	NGC’s termination rights

(a)	NGC may terminate this Agreement immediately upon written notice if:

(i)

Material Breach: IRM has, by its act or omission, caused a material breach of this Agreement which has not been remedied within 21 days of written notice from NGC that such material breach has occurred;

	(ii)	Change of Control: There is any change in the effective control of IRM through a change in either:

		(A)	IRM’s equity ownership of greater than 25%;

		(B)	any change in the control of its Board; or

(C)

a reduction in the value of the assets of IRM by 25% from the value of the assets that IRM may hold at any time, save that such reduction shall not include a reduction in the value of assets as a result of the sale of Gas in accordance with the GSAs in which case IRM shall notify NGC promptly if any such change in control occurs; or

	(iii)	the Kahili GSA and/or the Cheal GSA is terminated for any reason.

GAS PREPAYMENT AND SALE AGREEMENT	9

10.3	Consequence of Termination

If this Agreement is terminated pursuant to clauses 10.1 or 10.2, then to the extent that NGC has been unable to access Gas to the full value of the Prepayment, the outstanding amount of the Prepayment will be refundable in full to NGC (without interest on such amount until fourteen days after the date of termination, and if such amount is still unpaid thereafter at the Default Rate, as such term is defined in the GSAs) immediately upon demand.

11	NGC MAY NOMINATE SUBSIDIARY OR RELATED COMPANY

Upon written notice to IRM, NGC may transfer all its rights and obligations under this Agreement and/or the GSAs to a wholly-owned subsidiary or a related company of NGC and IRM hereby consents to such transfer. If any such assignment occurs, NGC shall remain liable for the performance of this Agreement as fully as if it remained a party.

12	MISCELLANEOUS PROVISIONS

12.1	Confidentiality

Each Party shall keep this Agreement, its contents and any matter in relation to this Agreement strictly confidential and agrees not to make any public disclosure about them except to the extent required by law, court order, the rules of any applicable stock exchange, the filing or registration of any document, information, statement in relation to the Personal Property Securities Act 1999 or in the event that an Enforcement Event (as such term is defined in the Deed of Security) occurs or is likely to occur.

12.2	No Partnership

Nothing in this Agreement or in the relationship between the Parties is to be construed in any sense as creating any partnership between NGC and IRM.

12.3	Amendments

No amendment to this Agreement is to be effective unless it is in writing and signed by NGC and IRM.

12.4	Notices

(a)

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile or hand delivery to the addressee at the facsimile number or address, as appropriate, and is to be marked for the attention of the person or office holder (if any) from time to time designated for the purpose by the addressee to the other Party.

GAS PREPAYMENT AND SALE AGREEMENT	10

(b)	The initial designated addresses and contact details of the Parties are as follows:

IRM

4 Adina Road
City Beach
WA 6015

Facsimile No: +61 8 9385 7349

Attention: James Zadko/Derek Willshee

NGC

The NGC Building
44 The Terrace
Wellington

Facsimile No: +64 4 462 8600

Attention: Company Secretary

(c)	No communication is to be effective until received. A communication is to be deemed to be received by the addressee:

(i)

in the case of a facsimile, on the Business Day on which it is sent or, if sent after 5 pm (in the place of receipt) on a Business Day or, if sent on a non-Business Day, on the next Business Day after the date of sending; and

(ii) in the case of personal delivery, when delivered.

12.5	No Assignment

Subject to clause 11, unless agreed to in writing by both parties, no Party may assign or transfer any of its rights or obligations under this Agreement.

12.6	Governing Law

This Agreement shall be governed by and construed in accordance with New Zealand law and the Parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of New Zealand.

12.7	Determination of unresolved terms

The Parties agree to enter into such further agreements, instruments or other arrangements as may be necessary to give effect to this Agreement. Any unresolved terms may be referred by either party to an independent expert or arbitrator for binding decision, to be identified and agreed upon prior to negotiations commencing and, in the absence of agreement, to be nominated at

GAS PREPAYMENT AND SALE AGREEMENT	11

either Party’s request by the president for the time being of the New Zealand Law Society.

12.8	Counterparts

(a)	This Agreement may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute a single instrument.

(b)	This Agreement may be executed on the basis of an exchange of facsimile copies and execution of this Agreement by such means is to be a valid and sufficient execution.

13	BOARD APPROVAL

This Agreement is subject to and conditional upon the approval of NGC’s Board of Directors.

14	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, IRM:

(a) irrevocably appoints James Zadko and/or Derek Wilshee at his address at:

4 Adina Road
City Beach
WA 6015
Western Australia

as its agent for service of process in relation to any proceedings before the New Zealand courts in connection with this Agreement; and

(b)

agrees that the service of any process, summons, notice or document by delivery to the abovementioned address of its process agent shall be effective service of process for any proceeding brought against IRM in a New Zealand Court.

GAS PREPAYMENT AND SALE AGREEMENT	12

EXECUTED by the Parties on the date appearing at the top of page 1.

International Resource Management
Corporation by:

Director

Director

NGC New Zealand Limited by:

Director

Director

GAS PREPAYMENT AND SALE AGREEMENT - FIRST SCHEDULE (DEED OF SECURITY)	13

FIRST SCHEDULE

DEED OF SECURITY

Deed of Security in PEP 38736 and IRM’s Cheal Petroleum Entitlement

International Resource Management Corporation (IRM)

NGC New Zealand Limited (NGC)

GAS PREPAYMENT AND SALE AGREEMENT	14

TABLE OF CONTENTS

PART 1: INTERPRETATION		18

1	INTERPRETATION	18
1.1	Defined Terms	18
1.2	Construction	21
1.3	PPSA terms incorporated	22

PART 2: NATURE OF SECURITY		22

2	NATURE OF SECURITY	22
2.1	Security Interest	22
2.2	Charge	23
2.3	Crystallisation of floating charge	23
2.4	Conditions of Security Interest	23

3	PRIORITY OF SECURITY	24

PART 3: IRM’S OBLIGATIONS		24

4	PERFORMANCE	24
4.1	Performance of Secured Obligations	24

5	NGC ACTION TO PROTECT ITS SECURITY	24

6	COSTS	24

7	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	24
7.1	Representations, Warranties and Undertakings	24
7.2	Repetition of Representations, Warranties and Undertakings	24
7.3	Reliance on Representations, Warranties and Undertakings	24

PART 4: ENFORCEMENT		25

8	CONSEQUENCES OF ENFORCEMENT EVENT OCCURRING	25
8.1	Termination of NGC’s Obligations	25
8.2	Security Enforceable	25
8.3	Appoint Receiver	25
8.4	NGC’s Rights Exercisable	25
8.5	PPSA	25
8.6	Other Rights	26

9	RECEIVER	26

GAS PREPAYMENT AND SALE AGREEMENT	15

9.1	Appointment of Receiver	26
9.2	Capacity to Act as a Receiver	26
9.3	Additional Powers in respect of Receiver	26
9.4	Remuneration	26
9.5	Receiver Agent of IRM	26
9.6	Appointment of Receiver After Commencement of Dissolution	26
9.7	Receiver’s Powers	27
9.8	Exercise of the Receiver’s Powers	27
9.9	Withdrawal	27

10	PROCEEDS OF ENFORCEMENT	27
10.1	Sequence of Application	27

11	PROTECTION OF NGC AND RECEIVER IN RESPECT OF ENFORCEMENT	28
11.1	No Liability or Obligation	28

12	NO MARSHALLING	28

13	PROTECTION OF THIRD PARTIES	28
13.1	No Enquiry	28
13.2	Impropriety or Irregularity	28

PART 5: GENERAL SECURITY, PAYMENT AND INDEMNITY PROVISIONS		29

14	GENERAL SECURITY PROVISIONS	29
14.1	Security Continuing and Independent	29
14.2	Further Assurances	29
14.3	Power of Attorney	29
14.4	Partial Release of Security	30
14.5	Unconditional Release of Security	30
14.6	Right to redeem	30
14.7	Default by NGC	31

15	GENERAL EXPENSES AND INDEMNITY PROVISIONS	31
15.1	Liability for Expenses	31
15.2	Indemnification and Reimbursement	31
15.3	Survival of Indemnities	32

PART 5: MISCELLANEOUS		32

16	MISCELLANEOUS PROVISIONS	32
16.1	Amendments	32
16.2	Assignments	32
16.3	Authorised Delegate	32
16.4	Communications	32

GAS PREPAYMENT AND SALE AGREEMENT	16

16.5	Contracts (Privity) Act 1982	33
16.6	Counterparts	33
16.7	Governing Law and Jurisdiction	33
16.8	No Reliance	34
16.9	Partial Invalidity	34
16.10	Powers	34
16.11	Survival of Obligations	34
16.12	Service of Process	34

SCHEDULE 1: REPRESENTATIONS AND WARRANTIES		36
1	Status	36
2	Powers	36
3	Corporate Action, Authorisation and Consents	36
4	Obligations Binding	36
5	Non-Contravention	36
6	No Default	37
7	No Enforcement Event	37
8	Solvency	37
9	Participating Interest	37
10	No Litigation	37

SCHEDULE 2: UNDERTAKINGS		38
1	Approvals under Kahili JVOA and Cheal JVOA	38
2	Negative Pledge	38
3	Non-disposal of the Participating Interest	38
4	Maintain and Preserve the Participating Interest and Company	38
5	Preservation and Protection of the Participating Interest	38
6	Name Change	38
7	Authorisations	38
8	Compliance with Obligations	38
9	Compliance with Kahili JVOA and Cheal JVOA	38
10	Compliance with Law	39
11	Maintenance of Corporate Existence	39
12	Conduct of Business	39
13	Notify Enforcement Events	39
Material Events		39

SCHEDULE 3: ENFORCEMENT EVENTS		40
1	Breach or Non-Compliance with Secured Obligations under this Deed	40
2	Breach of Representation, Warranty, Undertaking or Statement	40
3	Vitiation of the Deed	40
4	Withdrawal of Consent affecting this Deed	40
5	Security Enforceable	40
6	Material Adverse Change	40
7	Cessation or Disposal of Business	40

GAS PREPAYMENT AND SALE AGREEMENT	17

8	Dissolution	40
9	Insolvency: Compositions	41
10	Statutory Management	41

SCHEDULE 4: RECEIVER’S POWERS		42
1	Take Possession	42
2	Deal with Participating Interest	42
3	Disposal of Collateral	42
4	Execution of Documents	42
5	Variation or Termination	42
6	General Power	42
7	Exercise Powers	42
8	Appoint Agents	42
9	Delegate	43
10	Proceedings or Disputes	43
11	Retention of Moneys	43
12	Incidental Powers	43

GAS PREPAYMENT AND SALE AGREEMENT	18

Date:

PARTIES

International Resource Management Corporation, a company incorporated and existing under the laws of Malaysia, registered with the Labuan Offshore Financial Services Authority, company number LL03556, whose registered office is at Level 14D, Financial Park, Labuan, Jalan Merdeka 8700 Labuan FT, Malaysia (IRM)

NGC New Zealand Limited at Wellington (NGC)

BY THIS DEED the parties agree as follows:

PART 1: INTERPRETATION

1	INTERPRETATION

1.1	Defined Terms

In this Deed, the following capitalised terms have the following meanings unless the context otherwise requires:

Cheal JVOA means the joint venture operating agreement dated 16 December 2002 between the Cheal JV Parties, as in existence at the date of this Deed;

Cheal JV Parties means each of Rata Energy Limited at Wellington, Cheal Petroleum Limited at Katikati, and IRM, as holders of PEP 38738 as they may be from time to time;

Companies Act means the Companies Act 1993;

Deed means this Deed of Security in PEP 38736 and IRM’s Cheal Petroleum Entitlement, as the same may be amended from time to time;

Dollars and $means New Zealand dollars;

Enforcement Event means any of the events specified in Schedule 3;

GPSA means the Gas Prepayment and Sale Agreement to be entered into on or about the date of this Deed by IRM and NGC, as the same may be amended from time to time;

GSA means the Gas Sale Agreement between the Kahili JV Parties and NGC entered into and executed on or around the date of this Deed;

GAS PREPAYMENT AND SALE AGREEMENT	19

IRM’s Cheal Petroleum Entitlement means all of IRM’s right, title and interest in and to petroleum (as “petroleum” is defined in the Crown Minerals Act 1991) produced from the Cheal Gas Field, to which IRM is entitled in accordance with PEP 38738 and the Cheal JVOA, and which is available to be delivered to or uplifted by IRM as its own property, whether in existence as at the date of this Deed or arising or accruing in the future;

Kahili Joint Venture means the joint venture currently between the Kahili JV Parties constituted by the Kahili Joint Venture Operating Agreement ;

Kahili JV Parties means each of Tap (New Zealand) Pty Limited at Australia, Millenium Oil and Gas Limited at Wellington, Indo-Pacific Energy (NZ) Limited at Wellington and IRM, as holders of the total interest in PEP 38736, unless otherwise specified or required by the context;

Kahili JVOA means the Joint Venture Operating Agreement dated 16 December 2002 between the Kahili JV Parties in relation to PEP 38736, as in existence at the date of this Deed.

Other Property means all of IRM’s present and future right, title and interest in, the Participating Interest, other than any personal property to which the PPSA applies;

Participating Interest means:

(a)	IRM’s Cheal Petroleum Entitlement; and

(b)

the following obligations, benefits and rights of IRM, expressed as a percentage of, and determined in accordance with, the Kahili JVOA, whether in existence as at the date of this Deed or arising or accruing in the future:

	(i)	the ownership as a tenant in common of an individual share of that percentage of the interest in PEP 38736 (as defined in the definition of PEP 38736);

(ii)

the ownership of, and the right and benefit as a tenant in common to receive in kind and to dispose of for its own account, its share of the Petroleum (as defined in the Crown Minerals Act 1991) which is produced from PEP 38736; and

	(iii)	the beneficial ownership as a tenant in common of an individual share of that percentage of all Joint Property (as defined in the Kahili JVOA);

GAS PREPAYMENT AND SALE AGREEMENT	20

including in each case any present and future rights and proceeds in relation to such participating interest and any reference to the Participating Interest is a reference to the Participating Interest as it exists at the relevant time;

PEP 38736 means the petroleum exploration permit number 38736 issued by the Ministry of Economic Development to IRM, as to 25%, and Tap (New Zealand) Pty Limited as to 30%, Millenium Oil and Gas Limited as to 25% and Indo-Pacific Energy (NZ) Limited as to 20%, as such percentages may vary from time to time as permitted by the GPSA and includes any petroleum mining permit issued in respect of the Kahili Gas Field in substitution for PEP 38736 and the joint venture operating agreement for PEP 38736;

PEP 38738 means the petroleum exploration permit number 38738 issued by the Ministry of Economic Development to IRM as to 33%, Rata Energy Limited as to 33.5% and Cheal Petroleum Limited as to 33.5%, as such percentages may be varied from time to time and includes any petroleum mining permit issued in respect of the Cheal Gas Field in substitution for PEP 38738 and the joint venture operating agreement for PEP 38738;

Potential Enforcement Event means any event or circumstance which, with the giving of notice, lapse of time, or fulfilment of any other requirement, would constitute an Enforcement Event;

PPSA means the Personal Property Securities Act 1999;

Prepayment means the fee to be paid by NGC to IRM as provided for in the GPSA;

Receiver means a receiver, or a manager, or receiver and manager, of all or any part of the Participating Interest appointed by NGC under this Deed;

Related Company means, in relation to IRM, any other company (i) to which IRM is related within the meaning of sections 2(3) and 2(4) of the Companies Act; or (ii) which under any New Zealand Generally Accepted Accounting Practice from time to time approved by the Institute of Chartered Accountants of New Zealand is considered to be a related party of IRM;

Secured Obligations means all present and future obligations of IRM (whether alone or with any other person and in any capacity) under this Deed, the GPSA and the GSA.

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1.2	Construction

In the construction of this Deed:

	(a)	Headings, italics and bold text are for convenience only, and do not affect interpretation;

	(b)	The singular includes the plural and vice versa;

	(c)	A gender includes all genders;

	(d)	A part or any includes the whole or all, and the converse;

	(e)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

	(f)	A reference to:

(i) this deed includes the Schedules;

(ii) a Schedule is to a schedule to this Deed;

(iii) a clause is to a clause of this Deed, and where such a reference appears in a Schedule it is a reference to a clause in that Schedule;

	(g)	A reference to a party to, or beneficiary under, this Deed or any other agreement or document includes that party’s successors and permitted substitutes and assigns;

	(h)	A reference to a person, company, trust, partnership, unincorporated body or other entity includes any of the foregoing, in each case whether or not having legal personality;

	(i)	A reference to an agreement or document is to the agreement or document as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Deed;

	(j)	A reference to a business day is to a day on which registered banks are open for business in Wellington;

(k)

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

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	(l)	A reference to a right or power or remedy includes all or any of the foregoing, and all rights, powers and remedies under this Deed are in addition to those granted by law;

	(m)	A reference to security includes:

(i)

any mortgage, charge, encumbrance, lien, pledge, finance lease, sale (or lease) and lease-back, sale and repurchase, assignment by way of security, title retention arrangement or similar interest imposed by statute, or other arrangement of any nature having similar economic effect to any of the foregoing; and

(ii)

any present or future right or interest in personal property that is a security interest for the purposes of the PPSA (other than such a security interest referred to in section 17(1)(b) of the PPSA and not included in paragraph (a) of this definition);

	(n)	Specific inclusions, or inclusions by way of example, are to be construed as being without limitation;

	(o)	Anything which may be done at any time may also be done from time to time;

	(p)	Time is of the essence, and references to time are to New Zealand time;

	(q)	A contingent liability includes a liability for which a person may become actually or contingently liable if a contingency occurs, whether or not that liability will actually arise.

1.3	PPSA terms incorporated

In this Deed, unless the context requires otherwise, the following words and expressions (and grammatical variations of them) have the same meanings as are given to them in the PPSA: at risk, financing statement, inventory, personal property, proceeds, security interest and verification statement.

PART 2: NATURE OF SECURITY

2	NATURE OF SECURITY

2.1	Security Interest

IRM, as the holder of a 25% participating interest in PEP 38736 and a 33% participating interest, in PEP 38738, hereby grants a security interest in relation to all of its right, title and interest in and to the Participating Interest in favour of NGC as security for the performance of and compliance with the Secured Obligations.

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2.2	Charge

Without limiting paragraph 2.1, IRM as the holder of a 25% participating interest in PEP 38736 and a 33% participating interest in PEP 38738, hereby charges all its right, title and interest in and to the Participating Interest to the extent it is not personal property for the purposes of the PPSA, to NGC as further security for the performance of and compliance with the Secured Obligations. The charge contained in this paragraph is a fixed charge on the Participating Interest to the extent it is not personal property for the purposes of the PPSA. However, if that charge is not legally and fully effective as a fixed charge then, for so long as and to the extent it may not be so legally and fully effective, that charge is a floating charge until such time as it becomes a fixed charge by virtue of clause 2.3.

2.3	Crystallisation of floating charge

Any floating charge created under this document will become a fixed charge:

(a)

Without notice: automatically, without the need for any notice or action by NGC, immediately prior to or, if that would not result in the fixed charge being legally and fully effective, contemporaneously with, the occurrence of any Enforcement Event; or

(b)

With notice: upon notice from NGC to IRM, in respect of such of the Other Property subject to that floating charge as is specified in the notice, if, in the opinion of NGC, any of that Other Property is or might be or become seized or taken, subject to any security, or otherwise in jeopardy.

2.4	Conditions of Security Interest

The security interest created by this Deed is subject to the following conditions:

(a) the rights conferred by this Deed shall be subordinate to the respective rights and interests of the parties to the Kahili JVOA other than those of IRM;

(b) the rights conferred by this Deed shall in no way affect the participating interests of the parties to the Kahili JVOA other than that of IRM;

(c)

the exercise or enforcement of any power of sale or administration or other power or right contained in this Deed shall be subject to the provisions of the Kahili JVOA in so far as they apply for the benefit of parties other than IRM, and in particular (but without limitation) NGC agrees to abide by the confidentiality provisions of the Kahili JVOA, and keep all information received from IRM under this Deed confidential.

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3	PRIORITY OF SECURITY

Except to the extent agreed otherwise by NGC in writing, the security and the charge created by this Deed with IRM is intended to be a first ranking security, with priority in point of both security and payment over all other securities whatsoever created over the Participating Interest.

PART 3: IRM’S OBLIGATIONS

4	PERFORMANCE

4.1	Performance of Secured Obligations

IRM agrees that it will perform and comply with all the Secured Obligations in accordance with this Deed.

5	NGC ACTION TO PROTECT ITS SECURITY

If IRM fails to perform or comply with any Secured Obligation, including because of any failure by IRM under the GPSA or GSA, NGC will be entitled to take any action whatsoever to remedy that failure or to protect the security created by this Deed. Such entitlement is without prejudice to NGC’s other rights and does not create (i) any obligation upon NGC to take any such action or (ii) any liability upon NGC for any total or partial failure to take such action.

6	COSTS

All costs and expenses incurred in relation to the creation or release of the rights conferred by this Deed shall be paid by IRM if IRM has caused an Enforcement Event to occur.

7	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	Representations, Warranties and Undertakings

IRM makes the representations and warranties set out in Schedule 1 and gives the undertakings set out in Schedule 2.

7.2	Repetition of Representations, Warranties and Undertakings

Each of the representations and warranties made, and each of the undertakings given, by IRM will be deemed to be repeated by IRM continuously whilst this Deed remains in effect, by reference to the facts and circumstances then existing.

7.3	Reliance on Representations, Warranties and Undertakings

IRM acknowledges that NGC relies on the representations and warranties made, and the undertakings given, by IRM.

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PART 4: ENFORCEMENT

8	CONSEQUENCES OF ENFORCEMENT EVENT OCCURRING

Whenever any Enforcement Event occurs, whether or not that occurrence is within or beyond the control of any party:

	8.1	Termination of NGC’s Obligations

NGC may upon notice to IRM terminate all or any obligations of NGC under the GPSA and/or the GSA, as appropriate;

	8.2	Security Enforceable

The security created by this Deed will, without notice, become immediately enforceable;

	8.3	Appoint Receiver

NGC may immediately appoint any Receiver pursuant to clause 9.1;

	8.4	NGC’s Rights Exercisable

NGC may, without notice, whether or not a Receiver has been appointed, immediately exercise all or any rights which (i) are provided by law or in this Deed, or (ii) are specified in Schedule 4 (as if references to the Receiver were references to NGC), subject only to any restrictions of the Kahili JVOA existing as at the date of this Deed in so far as they apply for the benefit of parties other than IRM.

	8.5	PPSA

NGC and IRM contract out of:

(i)

section 109(1) of the Personal Property Securities Act 1999 (the PPSA) but only if and for so long as NGC is not the secured party with priority over all other secured parties in respect of the Participating Interest;

(ii) sections 114(1)(a), 117(1)(c), 120(2), 121, 133 and 134 of the PPSA;

(iii) IRM’s rights referred to in section 107(2) of the PPSA;

(iv) (without limiting clause 14.6) IRM’s rights to redeem any Participatory Interest under section 132 of the PPSA; and

(v) IRM’s rights to receive any verification statement in respect of any financing statement or financing change statement relating to any security interest created under and by this Deed.

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8.6	Other Rights

Where NGC has rights in addition to, or existing separately from, those in Part 9 of the PPSA, those rights will continue to apply and are not limited or excluded (or otherwise adversely affected) by any right provided by this Deed or by law.

9	RECEIVER

9.1	Appointment of Receiver

NGC may appoint a Receiver in respect of all or any of the Participating Interest whenever (i) any Enforcement Event occurs, whether or not it is continuing, (ii) IRM so requests, or (iii) any of the Participating Interest appears to NGC to be at risk of being taken by any creditor, affected by any process of law, or being jeopardised in any way. NGC may do this whether or not it has exercised any other right and even if dissolution of IRM has already commenced.

9.2	Capacity to Act as a Receiver

NGC may appoint as a Receiver any person not prohibited from appointment by the Receiverships Act 1993, and may appoint two or more persons jointly, severally, or jointly and severally.

9.3	Additional Powers in respect of Receiver

NGC may at any time upon or following the appointment of any Receiver (i) determine, or vary, the terms of appointment of the Receiver, (ii) require any Receiver to give a security or an indemnity for the due performance of the Receiver’s duties, (iii) remove any Receiver, or (iv) appoint another Receiver in addition to, or in place of, any Receiver.

9.4	Remuneration

NGC may, subject to the Receiverships Act 1993, determine or vary the remuneration of any Receiver. Such remuneration (i) may be (or may include) a commission; (ii) is payable by IRM; (iii) will form part of the Secured Obligation; and (iv) will be secured by the security created under this Deed.

9.5	Receiver Agent of IRM

Subject to clause 9.6, every Receiver is the agent of IRM. IRM is solely responsible for each Receiver’s actions, including the misconduct, negligence or default of a Receiver.

9.6	Appointment of Receiver After Commencement of Dissolution

NGC may appoint a Receiver notwithstanding that dissolution of IRM may have commenced and whether or not, in those circumstances, a Receiver is capable of acting as the agent of IRM.

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9.7	Receiver’s Powers

In addition to any powers granted by law, and subject to the specific terms of appointment of each Receiver, each Receiver has the power in respect of the Participating Interest to do anything (whether alone or with any other person) that IRM could do, as if the Receiver had full legal and beneficial ownership of the Participating Interest, including those powers set out in Schedule 4, subject to any restrictions contained in the Kahili JVOA.

9.8	Exercise of the Receiver’s Powers

Every Receiver will exercise its powers in compliance with any directions issued by NGC, and otherwise on such terms and conditions as the Receiver thinks fit.

9.9	Withdrawal

NGC may at any time give up possession of all or part of the Participating Interest and may at any time discontinue any receivership.

10	PROCEEDS OF ENFORCEMENT

10.1	Sequence of Application

All moneys received or recovered by a Receiver or by NGC under or by virtue of this Deed will be applied in the manner and sequence determined by NGC. In the absence of such determination, such moneys will be applied as follows:

(a) first in payment of all expenses incurred by NGC or a Receiver in the exercise, or attempted exercise, of powers under, or otherwise in connection with, this Deed, the GPSA and the GSA;

(b) secondly, in payment of the Receiver’s remuneration;

(c) thirdly, in payment of any outstanding amount of the Prepayment that has not been applied as a prepayment for gas;

(d) fourthly, in payment of any surplus to the persons who appear to be entitled to the same.

This clause is subject to:

(a) any claims ranking in priority to the security created under this Deed;

(b) any mandatory provision of law (and including in the case of any Personal Property, any mandatory provisions of the PPSA).

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11	PROTECTION OF NGC AND RECEIVER IN RESPECT OF ENFORCEMENT

11.1	No Liability or Obligation

Neither NGC nor any Receiver will be:

(a) liable to account for any proceeds of enforcement other than those proceeds actually received by it;

(b) obliged to enforce performance of, or compliance with, the Secured Obligations;

(c) liable in respect of any conduct or delay in the exercise, manner of exercise, attempted exercise, or non-exercise of any power;

(d) liable to account as the security interest holder in possession in respect of the Participating Interest; or

(e) liable for any loss resulting from or consequential upon, any of the same.

12	NO MARSHALLING

NGC is not required to marshal, enforce, apply, appropriate, recover or exercise any security or other entitlement held by it or any assets which it holds or is entitled to receive.

13	PROTECTION OF THIRD PARTIES

13.1	No Enquiry

No person dealing, and no party entering into a transaction, with NGC, any Receiver, or any agent or attorney of NGC or any Receiver, is obliged to enquire whether (i) an Enforcement Event has occurred or is continuing, (ii) this Deed the GPSA or the GSA or the security created by this Deed has become enforceable, (iii) any Receiver, attorney or agent has been properly appointed, (iv) the relevant powers were exercised or are exercisable, or as to (v) the propriety or regularity of any transaction or dealing.

13.2	Impropriety or Irregularity

Any impropriety or irregularity in any such transaction or dealing is deemed to be within the powers of NGC, any Receiver and any agent or attorney purporting to act on behalf of either or both of them, and to be valid whether or not that party or person has been notified to the contrary.

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PART 5: GENERAL SECURITY, PAYMENT AND INDEMNITY PROVISIONS

14	GENERAL SECURITY PROVISIONS

14.1	Security Continuing and Independent

This Deed, each security created under this Deed, and each collateral security, is:

	(a)	Continuing: A continuing security, notwithstanding any intermediate payments, settlements of account, exercise of powers or other matter or circumstance;

	(a)	Independent: In addition to, and enforceable independently of, any other security, guarantee or collateral security;

	(b)	Indebtedness: To remain in full force and effect whether or not at any given time IRM owes obligations to NGC; and

	(c)	Release: To remain in full force and effect until the execution by NGC and delivery to IRM of an unconditional release of this Deed.

14.2	Further Assurances

IRM will promptly execute, deliver to NGC and (if applicable) register, all relevant transfers, assignments, securities, instruments, other deeds and documents in each case in the form and substance specified by NGC, and will additionally take all other action which is necessary, or which NGC requires, in order to:

	(a)	on Title: Perfect the title of IRM, as appropriate, to all or any part of the Participating Interest;

	(b)	Security: Perfect or protect the security intended to be created by this Deed, or the priority of that security;

	(c)	Power: Facilitate the exercise of any power by NGC or any Receiver;

	(d)	Realisation: Facilitate the realisation of all or any part of the Participating Interest following the occurrence of an Enforcement Event;

	(e)	Full Benefit: Otherwise enable NGC to obtain the full benefit of the provisions of this Deed.

14.3	Power of Attorney

(a)

          Appointment: IRM irrevocably appoints NGC, every officer of NGC and every Receiver separately to be the attorney of IRM. Such appointment is for valuable consideration, and by way of security for the purpose of enabling NGC to obtain the full benefit of this Deed.

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(b)

          Extent of Attorney’s Powers: Each attorney may, at the expense, and in the name, of IRM do anything which (i) such party is obliged or ought to do under this Deed, (ii) the attorney thinks fit to secure performance of and compliance with the Secured Obligations, and to give effect to the powers conferred on NGC or any Receiver by this Deed or by law or otherwise, or (iii) is incidental to any of those matters.

(c)	Delegation: Each attorney may delegate its powers (including this power of delegation) to any person for any period, and may revoke such delegation.

(d)

          Conflict of Interest: Each attorney may exercise or concur in exercising its power whether or not the attorney has a conflict of duty or interest in exercising its powers, or in the means or result of that exercise of powers.

(e)	Ratification: IRM ratifies everything done by its attorney, or by the delegate of any attorney, in accordance with this clause.

14.4	Partial Release of Security

NGC is entitled, but not obliged, to execute at any time a partial release of any part of the Participating Interest from the security created by this Deed.

14.5	Unconditional Release of Security

NGC will not be obliged to execute or deliver any unconditional release of this Deed, or the security created by it, unless IRM has completely performed and complied with the Secured Obligations.

14.6	Right to redeem

IRM may redeem the Participatory Interest if all of the following conditions are satisfied:

(a) an Enforcement Event has occurred and is continuing which has not been remedied to the satisfaction of, or waived by, NGC;

(b) NGC has not sold or agreed to sell any of the Participatory Interest and is not deemed to have taken any Participatory Interest in satisfaction of the Secured Obligations; and

(c) NGC is satisfied that all the Secured Obligations have been complied with.

IRM may only effect the redemption by tendering to NGC, in cleared funds, an amount certified by NGC as being equal to the value of the Secured Obligations as at the date the amount is tendered.

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14.7	Default by NGC

NGC may not enforce this Deed to the extent that an Enforcement Event has occurred as a result of NGC’s default under the GPSA or the GSA.

15	GENERAL EXPENSES AND INDEMNITY PROVISIONS

15.1	Liability for Expenses

All actions taken and all expenses incurred by IRM, or by NGC, any Receiver or any attorney, in those respective capacities, are at the cost of, and payable by, IRM.

15.2	Indemnification and Reimbursement

IRM indemnifies, and will upon demand reimburse, on a full indemnity basis, NGC, each Receiver and each attorney, for all such expenses, including those incurred or sustained in connection with:

	(a)	Security: The security created by this Deed, including those expenses incurred under clause 14;

	(b)	Participating Interest: The Participating Interest (including any defect in IRM’s title to the Participating Interest);

	(c)	Secured Obligations: The Secured Obligations, including performance of the Secured Obligations by NGC under clause 5;

	(d)	Enforcement: Any actual, attempted or contemplated enforcement of this Deed, the GPSA and/or the GSA;

	(e)	Powers: Any actual, attempted or contemplated exercise, preservation or consideration of any power;

	(f)	Possession: Possession of, or any interest or rights in, the Participatory Interest, or any liability, control or right relating to the Participatory Interest;

	(g)	Releases: The release of the Participatory Interest from the security created under this Deed;

	(h)	PPSA:

(i) preparing, registering and maintaining any financing statement or financing change statement (including pursuant to section 167 of the PPSA);

(ii) complying with any demand made under section 162 of the PPSA.

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15.3	Survival of Indemnities

Each indemnity in this clause is: (i) unconditional and irrevocable; (ii) a continuing and separate obligation which will survive termination, release or discharge of this Deed and performance of and compliance with all Secured Obligations; and (iii) not to be discharged or impaired by any action or matter or circumstance which might otherwise discharge or impair it.

PART 5: MISCELLANEOUS

16	MISCELLANEOUS PROVISIONS

16.1	Amendments

No amendments to this Deed will be effective unless it is in writing and signed by all the parties.

16.2	Assignments

(a)	By IRM: IRM may not transfer or assign any of its rights or obligations under this Deed without the prior consent of NGC.

(b)	By NGC: NGC may transfer or assign all or any of its rights or obligations under this Deed without the consent of IRM.

(c)	Assignee: Each permitted transferee and assignee is to have the same rights and obligations under this Deed as if named as an original party to this Deed in place of the transferor or assignor.

(d)

          Information Disclosure: NGC may disclose to a potential assignee or transferee reasonable information about IRM, whether or not that information is confidential or publicly available, but always subject to clause 18.1 of the Kahili JVOA and clause 18.1 of the Cheal JVOA.

16.3	Authorised Delegate

The powers of NGC under this Deed, or at law may be exercised on behalf of NGC by any person authorised by NGC.

16.4	Communications

Each notice, request, demand, consent, approval, agreement or other communication under this Deed:

(a) Delivery Method: Must be in writing and given by delivery, post or facsimile;

(b) Delivery Address: Must be given to the address or facsimile number currently designated by the recipient for the purpose of this Deed. The

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initial designated addresses and contact details of the Parties are as follows:

IRM

Address:	4 Adina Road, City Beach, WA 6015

Facsimile No:	61 8 9385 7349
Attention:	James Zadko/Derek Willshee

NGC

The NGC Building 44 The Terrace Wellington

Facsimile No: 04 462 8600 Attention: Company Secretary

(c)

Deemed Delivery: Will be deemed to be received by the recipient: (i) if delivered, upon delivery, (ii) if sent by post, on delivery; (iii) if sent by facsimile; upon production of a completed transmission report by the machine from which the facsimile was sent; and (iv) if received or deemed received after 5.00 p.m. on a working day in the place to which it is sent, or on a non-working day in that place, on the next working day in that place.

16.5	Contracts (Privity) Act 1982

For the purposes of the Contracts (Privity) Act 1982, each Receiver and each attorney is entitled to enforce against IRM each provision of this Deed which confers a benefit upon a Receiver or attorney (as the case may be). However, neither the Receiver or the attorney need consent to any amendment made to this Deed.

16.6	Counterparts

This Deed may be executed in any number of counterparts. All executed counterparts will be taken together to constitute one instrument.

16.7	Governing Law and Jurisdiction

This Deed will be governed by and construed in accordance with New Zealand law, and the parties hereby submit to the non-exclusive jurisdiction of the courts of New Zealand.

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16.8	No Reliance

IRM has not entered into this Deed as a result of any conduct of, or in any way in reliance on, NGC, except as to NGC’s performance of the GPSA.

16.9	Partial Invalidity

The illegality, invalidity, or unenforceability of any provision of this Deed under the law of any relevant jurisdiction will not impair the legality, validity or enforceability of the other remaining provisions.

16.10	Powers

The powers conferred by law on a secured party or NGC are: (i) additional to the powers conferred by this Deed; (ii) excluded or varied only to the extent that they are inconsistent with this Deed; and (iii) exercisable by NGC without notice or consent. No delay in exercising or attempting to exercise, nor any non-exercise of, any power under this Deed or at law operates as a waiver of that power.

16.11	Survival of Obligations

The Secured Obligations will survive the release of this Deed.

16.12	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, IRM

(a) irrevocably appoints James Zadko and/or Derek Wilshee at his address at:

4 Adina Road City Beach WA 6015 Western Australia

as its agent for service of process in relation to any proceedings before the New Zealand courts in connection with this Agreement; and

(b)

agrees that the service of any process, summons, notice or document by delivery to the abovementioned address of its process agent shall be effective service of process for any proceeding brought against IRM in a New Zealand Court.

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EXECUTED as a deed in New Zealand

For and on behalf of
International Resource
Management Corporation by:

Director

Director

For and on behalf of
NGC New Zealand Limited by:

Director

Director

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SCHEDULE 1: REPRESENTATIONS AND WARRANTIES

IRM represents and warrants that:

1	Status

It is a company duly incorporated in Malaysia and able to perform the Secured Obligations in accordance with New Zealand law.

2	Powers

It has the power to enter into, and exercise its rights and perform and comply with its obligations under, this Deed, the GPSA and the GSA.

3	Corporate Action, Authorisation and Consents

Everything required to be done, including the taking of all necessary corporate action and the obtaining of all necessary consents, has been duly done in order to:

(i) enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under, this Deed, the GPSA and the GSA;

(ii)

          ensure that those obligations and (subject to all necessary registration being effected) the security created by this Deed are legal, valid, binding and enforceable in accordance with their respective terms; and

(iii) make this Deed, the GPSA and the GSA admissible in evidence in any New Zealand court.

4	Obligations Binding

Its obligations under this Deed, the GPSA and the GSA and (subject to all necessary registration being effected) the security created by this Deed, are legal, valid, binding and enforceable in accordance with their respective terms.

5	Non-Contravention

Its entry into, the exercise of its rights, and the performance of and compliance with its obligations under, this Deed, the GPSA and the GSA do not and will not:

(i) contravene any law or regulation to which it is subject;

(ii) contravene any of the documents constituting it;

(iii) exceed any limitation on, or constitute an abuse of, the powers of its directors or officers;

(iv) contravene any agreement to which it is a party or which is binding on any of its assets

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(v)

result in the creation of, or oblige it (absolutely or contingently) to create or permit to exist any security over or affecting any of its assets, other than for any security created under this Deed; or

(vi) result in the acceleration of any of its indebtedness, or give rise to any event of default or analogous event under any agreement relating to any of its indebtedness.

6	No Default

It is not in default under any agreement relating to indebtedness or any other agreement, in a manner or to an extent which has or could have a material adverse effect upon it.

7	No Enforcement Event

No Enforcement Event has occurred.

8	Solvency

It is solvent, able to pay its indebtedness as it falls due and the value of its assets is greater than the value of its liabilities (taking into account contingent and prospective liabilities).

9	Participating Interest

In respect of the Participating Interest

(i) it has good title to, and is the sole legal and beneficial owner of (including assets which would be part of the Participating Interest but for any defect in title);

(ii)

no security exists over or affects any of the Participating Interest, or any other of its assets (nor is there any agreement to give or permit to exist such security) except in each case as disclosed to and consented to by NGC; and

(iii) it is lawfully entitled to create, in favour of NGC, the security created by this Deed over the Participating Interest.

10	No Litigation

No litigation, arbitration or administrative proceedings is current or pending or, to its knowledge, threatened which has or would have a material adverse effect on it and has not been disclosed in writing by it to, and accepted by, NGC.

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SCHEDULE 2: UNDERTAKINGS

IRM undertakes that:

1	Approvals under Kahili JVOA and Cheal JVOA

It will procure any approvals that are necessary under the Kahili JVOA and Cheal JVOA to enable it to grant an enforceable security to NGC in accordance with the provisions of this Deed.

2	Negative Pledge

It will not create or permit to exist any security over or affecting the Participating Interest (except for any security created under this Deed or expressly consented to by NGC).

3	Non-disposal of the Participating Interest

It will not dispose of any part of the Participating Interest, except with the prior written consent of NGC.

4	Maintain and Preserve the Participating Interest and Company

It will maintain and preserve or procure the maintenance and preservation of the Participating Interest in accordance with the Kahili JVOA and Cheal JVOA.

5	Preservation and Protection of the Participating Interest

It will not do, allow to occur, or omit to do, anything which might: (i) result in the Participating Interest, any interest in the same, or any security created under this Deed being or becoming invalid, unenforceable or liable to forfeiture or cancellation, (ii) result in any deterioration in value of the Participating Interest, or (iii) otherwise adversely affect the security of NGC under this Deed.

6	Name Change

It will promptly notify NGC of any change of its name (including any name by which it is known or under which it trades).

7	Authorisations

It will maintain, keep in force and renew (and comply with) all authorisations which are necessary for the ownership, use or operation of the Participatory Interest.

8	Compliance with Obligations

It will comply with its obligations under all laws, documents or agreements material to: (i) its business, (ii) the Participating Interest, and (iii) the security of NGC under this Deed.

9	Compliance with Kahili JVOA and Cheal JVOA

IRM will comply with all its obligations under the Kahili JVOA and the Cheal JVOA.

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10	Compliance with Law

It will comply with all laws and other obligations binding on it or the Participatory Interest, (including the payment of all taxes and indebtedness on or before the relevant due dates) failure to comply with which could have a material adverse effect on it.

11	Maintenance of Corporate Existence

It will maintain its corporate existence in its current jurisdiction of incorporation.

12	Conduct of Business

It will conduct its business properly and efficiently in accordance with best current commercial practice.

13	Notify Enforcement Events

It will notify NGC of the occurrence of any Enforcement Event, any Potential Enforcement Event, or any other event or circumstance (including the issuing of proceedings) which might have a material adverse effect on it or NGC, immediately it becomes aware of it.

14	Material Events

It will notify NGC of all material events that occur under the Kahili JVOA and the Cheal JVOA, including:

14.1

significant matters arising in connection with Joint Operations (including those matters about which the Operator is required to inform, or make information available to, IRM under clauses 5.11 of the Kahili JVOA and clause 5.11 of the Cheal JVOA which are requested from time to time by NGC); and

14.2

significant decisions made by the Operating Committee (under clause 7.3 of the Kahili JVOA and clause 7.3 of the Cheal JVOA) including (but not limited to) decisions relating to the work program or decisions relating to the amendment or termination of PEP 38736 and/or PEP 38738, as appropriate.

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SCHEDULE 3: ENFORCEMENT EVENTS

An Enforcement Event occurs whenever:

1	Breach or Non-Compliance with Secured Obligations under this Deed

IRM breaches, or fails to perform or comply with, any of the Secured Obligations under this Deed.

2	Breach of Representation, Warranty, Undertaking or Statement

Any representation, warranty, undertaking or statement made or given, or deemed to be repeated, by IRM in or under this Deed, or in or under any other document or statement contemplated by or made under or pursuant to, this Deed, is or was untrue or incorrect when made, deemed repeated or delivered, to any extent which, in the opinion of NGC, is material.

3	Vitiation of the Deed

All or any part of this Deed (i) is terminated, or is or may become, void, illegal, invalid or unenforceable, (ii) is or becomes capable of being avoided, rescinded, terminated or cancelled by IRM or any Relevant Party, or (iii) is repudiated, or any person evidences any intention to repudiate the same.

4	Withdrawal of Consent affecting this Deed

Any consent or authorisation which, in the opinion of NGC, is required in connection with this Deed, or the implementation or performance of the same, ceases to remain in full force and effect in its original form.

5	Security Enforceable

Any security over the Participating Interest is enforceable or enforced, or any distress, attachment or other execution is levied or enforced over the Participating Interest, or any receiver, manager, receiver and manager, trustee or administrator is appointed in respect of any of its assets.

6	Material Adverse Change

In the opinion of NGC, a material adverse change occurs in relation to it or its ability or willingness to comply with all or any of its obligations under this Deed.

7	Cessation or Disposal of Business

It ceases or threatens to cease carrying on all or a substantial part of its business or operations.

8	Dissolution

(i)

A resolution is passed, proceedings are filed, an order is made or any other action is taken by any person, for its dissolution or its amalgamation, reconstruction, administration, merger or consolidation (except for the purpose of and followed by a solvent amalgamation, reconstruction or reorganisation

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previously approved in writing by NGC unless during or following such reconstruction, merger, amalgamation or reorganisation, it becomes or is declared to be, insolvent or the credit risk to NGC, in the reasonable opinion of NGC, is materially increased).

(ii)	A notice is issued pursuant to sections 319 or 320 of the Companies Act 1993 in respect of it.

9	Insolvency: Compositions

If it:

(i) is (or admits that it is, or is deemed under any applicable law to be) unable to pay its debts as they fall due or otherwise is insolvent; or

(ii) stops or suspends, or threatens to stop or suspend, or a moratorium is declared on, payment of its indebtedness; or

(iii)

          makes, or commences negotiations or takes any other steps with a view to making any assignment or composition with or for the benefit of its creditors, or any arrangement for the rescheduling of its indebtedness or otherwise with a view to avoiding, or in expectation of its inability to pay, its debts.

10	Statutory Management

Any step is taken to appoint, or to recommend the appointment of, or with a view to appointing, a statutory manager of it under the Corporations (Investigation and Management) Act 1989, or it is declared to be at risk or under statutory management under that Act.

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SCHEDULE 4: RECEIVER’S POWERS

The Receiver has:

1	Take Possession

The power to take possession of, get in or manage the Participating Interest, and exercise or enforce all or any of the powers of IRM or NGC in respect of the Participating Interest, subject to the terms of the Kahili JVOA.

2	Deal with Participating Interest

The power to deal with and to obtain any income or returns from the Participating Interest in any manner.

3	Disposal of Collateral

The power, whether or not the Receiver has taken possession, to dispose of or concur in the disposal of, the Participating Interest, subject to any restrictions in the Kahili JVOA.

4	Execution of Documents

The power to execute, or authorise the execution, in the name of and on behalf of IRM, any document in relation to the Participating Interest and/or the Secured Obligations.

5	Variation or Termination

The power to buy in, vary, rescind, cancel or terminate any contract, right, obligation, agreement or any document in relation to the Participating Interest and/or the Secured Obligations.

6	General Power

The power to do or cause to be done, or carry out, or cause or authorise to be carried out, any act or thing (including any transaction, scheme or arrangement whatsoever) in respect of the Participating Interest as the Receiver could if the Receiver had absolute ownership of the Participating Interest or without being liable for any loss or damage which might result.

7	Exercise Powers

The power to exercise and enforce all powers capable of being exercised by IRM, itself in relation to the Participating Interest, whether or not it is then in liquidation.

8	Appoint Agents

The power to appoint, employ, dismiss or discharge any person as an agent, officer, manager, employee, advisor, contractor, consultant, auctioneer or otherwise, for any purpose and on terms which it may consider necessary or expedient in relation to the Participating Interest and/or the Secured Obligations.

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9	Delegate

The power to delegate any of the powers conferred upon it under this Deed or by law, including this power of delegation.

10	Proceedings or Disputes

The power (in the name of IRM, or otherwise) to commence, conduct, defend, discontinue, settle, compromise or submit to arbitration or mediation claims, issues, disputes or proceedings (including insolvency proceedings) arising in connection with the Participating Interest.

11	Retention of Moneys

Retain out of any moneys received by the Receiver a sum to cover the Receiver’s remuneration referred to in clause 9.4 of this Deed and expenses referred to in clause 15 of this Deed.

12	Incidental Powers

The power to do anything incidental to any of the matters specified in this Schedule, or incidental to the exercise of any other power.